Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-3 Nos. 333-222278 and 333- 233984, and Form S-8 Nos. 333- 233635, 333-192169, and 333-137943 of our report dated April 16, 2021, relating to the consolidated financial statements and schedule of MIND Technology, Inc., appearing in this Annual Report (Form 10-K) for the year ended January 31, 2021.

/s/ Moss Adams LLP

Houston, Texas
April 16, 2021